                                                                      EXHIBIT 12

                            PAINE WEBBER GROUP INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In thousands of dollars)


                                        Nine Months                             Years Ended December 31,
                                    Ended September 30,  ----------------------------------------------------------------------
                                          1994              1993             1992          1991             1990        1989
                                       ----------        ----------       ----------     ----------     ----------   ----------
Earnings (loss) before taxes           $   84,884        $  407,576       $  339,115     $  226,247      $(102,633)  $   82,568
                                       ----------        ----------       ----------     ----------     ----------   ----------

Fixed charges:

  Interest                              1,003,989         1,130,712          879,242      1,056,124      1,242,151    1,198,640


  Interest factor in rents                 38,391            50,133           45,962         43,804         42,223       40,360
                                       ----------        ----------       ----------     ----------     ----------   ----------

  Total fixed charges                   1,042,380         1,180,845          925,204      1,099,928      1,284,374    1,239,000
                                       ----------        ----------       ----------     ----------     ----------   ----------

Earnings before taxes
  and fixed charges                    $1,127,264        $1,588,421       $1,264,319     $1,326,175     $1,181,741   $1,321,568
                                       ==========        ==========       ==========     ==========     ==========   ==========


Ratio of earnings to fixed charges            1.1               1.3              1.4            1.2          *              1.1
                                       ==========        ==========       ==========     ==========     ==========   ==========



For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings (loss) before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.

* Earnings were inadequate to cover fixed charges and would have had to increase approximately $102,633 in order to cover the deficiency.